Exhibit 10.16
CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
AMENDED & RESTATED SUPPLY AGREEMENT
This AMENDED & RESTATED SUPPLY AGREEMENT (this “Agreement”) is entered into as of September 25, 2025 (the “Restatement Effective Date”) by and between SPECTRUM PHARMACEUTICALS INC., a Delaware corporation (“Spectrum”) and HANMI PHARMACEUTICALS CO., LTD., a company incorporated under the laws of the Republic of Korea (“Hanmi”), and amends and restates that certain Supply Agreement, dated February 28, 2018 (the “Original Effective Date”), by and between Spectrum and Hanmi, as amended by (i) that certain First Amendment to Supply Agreement, dated December 6, 2019, (ii) that certain Second Amendment to Supply Agreement - Rolontis, dated January 1, 2022, (iii) that certain Third Amendment to Supply Agreement - Rolontis, dated April 12, 2023, and (iv) that certain Letter of Binding Understanding: Supply of Rolvedon Drug Substance, dated February 1, 2024, in each case by and between the parties hereto (collectively, as so amended, the “Original Agreement”). In this Agreement, Hanmi and Spectrum each may be referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS Hanmi and Spectrum are parties to that certain License. Development and Supply Agreement, dated October 8, 2014, as amended (the “License Agreement”), pursuant to which Spectrum has the exclusive rights to develop and commercialize the products that contain the Compound (as defined in the License Agreement); and
WHEREAS, the Parties desire to enter into this Agreement to amend and restate the Original Agreement to reflect the amendments and matters set forth the prior amendments and the letter agreement, and to make the changes set forth herein to reflect the Parties agreements relating to the going-forward manufacture and supply of commercial-scale products by Hanmi for distribution and sale by Spectrum, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, the Parties agree as follows:
AGREEMENT
1.Definitions. For purposes of this Agreement, the defined terms shall have the meaning, defined in the License Agreement unless defined below
“Applicable Law” has the meaning set forth in Section 1.3 of the License Agreement.
“Batch” means a quantity of Product [***] that is (a) intended to have uniform character and quality within specified limits, (b) a compilation of sub-lots of Product, each produced in a single manufacturing cycle independently meeting specifications, and (c) not split between [***].
“Batch Record” means the fully executed production batch record with attachments and test records that allows for the assessment and quality assurance release of the Product and intermediates (that is, GCSF intermediate and LAPS carrier).
“BLA” means the eflapegrastim BLA.
“cGMP” has the meaning set forth in Section 1.11 of the License Agreement.
“Components” means [***].
“Compound” has the meeting set forth in Section 1.17 of the License Agreement.
“COG” has the meaning set forth in Section 1.12 of the License Agreement.
“Damages” means any and all costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including interest which may be imposed in connection therewith).
“Defaulting Party” has the meaning stated in Section 8.2.1.
“Delivery Date” means the date that the Saleable Product is, or is to be, (depending on context) delivered to Spectrum.
“Drug Substance” means the frozen bulk drug substance form of the Compound; that is, the form of the Compound after conjugation and purification.
“Facility” means Hanmi’s manufacturing facility located at Chupal Industrial Complex, 114 Chupalsandan-ro, Paengseong-eup, Pyeongtaek-si, Gyeonggi-do, 17998, Republic of Korea.
“FDA” has the meaning set forth in Section 1.26 of the License Agreement.
“Force Majeure Event” has the meaning set forth in Section 11.1 of the License Agreement.
“Forecasted Purchase Plan” has the meaning set forth in Section 2.1.2.
“Global Market Volume” means the collective Units sold within the Spectrum Territory and the Hanmi Territory [***], by Hanmi, Spectrum, or any other partner licensed or sub-licensed by either Hanmi or Spectrum, which Units sold must have associated revenue recognized in accordance with Applicable Laws (i.e., excluding any Units that are directed into the applicable commercial markets at no cost).

“Hanmi Territory” has the meaning set forth in Section 1.33 and Exhibit 1.33 of the License Agreement as amended by the Letter of Binding Understanding: Supply of Rolvedon Durg Substance, dated February 1, 2024.
“Indemnified Party” has the meaning stated in Section 6.3.
“Indemnifying Party” has the meaning stated in Section 6.3.
“Loss” has the meaning stated in Section 6.1
“License Agreement” has the meaning stated in the opening recital.
“Master Batch Record” means, with respect to each Batch of the Product to be Produced hereunder, a formal set of instructions for the Production of each Batch of such Product.
“Nonconforming Product” has the meaning stated in Section 3.1.
“Non-Defaulting Party” has the meaning stated in Section 8.2.1.
“Original Effective Date” has the meaning stated in the opening paragraph.
“Party” or “Parties” has the meaning stated in the opening paragraph.
“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.
“Produce” or “Production” means, as applicable, the manufacturing, inspecting and testing of the Saleable Product by Hanmi in accordance with the Master Batch Record.
“Product” means the pharmaceutical preparation of the Compound now known as Eflapegrastim, to be Produced and delivered by Hanmi in the Drug Substance form.
“Product Requirements” has the meaning stated in Section 3.1.
“Product Specifications” has the meaning set forth in the License Agreement and shall include the Release Specifications and Shelf Life Specifications.
“Purchase Order” means such form of purchase order or document by which orders for the Product will be placed by Spectrum pursuant to the terms of this Agreement; provided, that the terms and conditions of this Agreement will be controlling over any terms and conditions included in any Purchase Order and any term or condition of such Purchase Order that is different from or contrary to the terms and conditions of this Agreement will be void.
“Quality Agreement” means that certain Quality Agreement, dated April 21, 2021, as amended, for the Product between Hanmi and Spectrum.

“Related Agreements” means the Quality Agreement, the License Agreement, and [***], between the Parties, in each case, as amended.
“Regulatory Approval” means all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production.
“Regulatory Authority has the meaning set forth in Section 1.68 of the License Agreement.
“Release Specifications” means the Product Specifications mutually agreed by the Parties with which the Product shall comply at the time of release.
“Released Executed Batch Record” means the completed batch record and associated deviation reports, Certificate of Analysis and Certificate of Compliance created for each Batch of Product.
“Restatement Effective Date” has the meaning stated in the opening paragraph.
“Saleable Product” means the Product manufactured according to the Master Batch Record, which meets all the Product Specifications, has been stored at -70°C after manufacture and, at the time of delivery to Spectrum, has no less than twenty-four (24) months of Shelf Life remaining (or such other period of time that, in respect of any particular order, Spectrum agrees to accept).
“Shelf Life” means the established duration of time that the Product is purported to meet all Shelf Life Specifications.
“Shelf Life Specifications” means the Product Specifications that the Product should continue to meet after its release up to and including the established expiration date of the Product.
“Spectrum Territory” shall have the meaning set forth in Section 1.77 of the License Agreement as amended by the Letter of Binding Understanding: Supply of Rolvedon Durg Substance, dated February 1, 2024.
“Supply Deficiency” means a failure by Hanmi to produce by the relevant Delivery Date the quantity of Product at least equal to the amount specified in the relevant Purchase Order.
“Term” has the meaning stated in Section 8.1.
“Testing Standards and Procedures” means, with respect to the Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Spectrum and Hanmi.
“Unit” means [***].

2.Purchase and Supply of Product.
2.1    Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, Spectrum will purchase the Product from Hanmi, and Hanmi will Produce the Product for Spectrum. The Product will be ordered, supplied and purchased as follows:
2.1.1    Purchase Price. The purchase price of Product hereunder shall be [***] per gram, unless and until adjusted by mutual agreement pursuant to subsection (a) or as adjusted pursuant to subsection (b).
(a)    In the event of a documented increase of [***] in Hanmi’s aggregate actual cost of goods sold for the Product (as determined in accordance with Section 1.12 of the License Agreement, as applicable), consistently applied, [***]. Any changes as a result of such negotiations shall be made on a calendar-year basis, and shall be subject to mutual agreement of the Parties that is memorialized in a writing executed by both Parties. In connection with any such desired future negotiation, Hanmi shall provide Spectrum with notice thereof no later than August 31 of the then-prior year (i.e., for an adjustment that would be effective as of January 1, 2028, such notice must be delivered no later than August 31, 2027), together with documentation reflecting the basis therefor that is reasonably acceptable to Spectrum. Following delivery of such notice and documentation, the Parties will discuss in good faith the appropriate adjustments, if any, to the then-current pricing. Until the Parties reach a mutual agreement on a new price, the then-current pricing will remain in effect.
(b)    Further, in the event that the Global Market Volume exceeds [***] in a given calendar year, the purchase price for Product for which the requested delivery date is in the following calendar year shall be reduced by [***] from the then-applicable purchase price. The Parties will reasonably cooperate (including through the provision of related documentation) on the periodic determination of the Global Market Volume.
2.1.2    Purchase Plan; Purchase Orders. For the avoidance of doubt, except for binding purchase obligations made by Spectrum in accordance with this Section, Spectrum will have no minimum purchase obligations for the Product. During the third quarter of each calendar year, Spectrum shall provide Hanmi with a forecast of its projected Product purchases for the upcoming calendar year (the “Forecasted Purchase Plan”), and each Forecasted Purchase Plan is subject to Hanmi’s approval subject to its manufacturing and shipping capacities. The specifics of the Forecasted Purchase Plan and the placement, acceptance, and delivery of Purchase Orders and Products thereunder are as follows:
(a)    Spectrum shall provide Hanmi with the Forecasted Purchase Plan no later than September 30 of each calendar year. Each Forecasted Purchase Plan must include (i) the number of orders expected to be made for delivery during the calendar year following the year of its issuance, and (ii) the expected delivery date of each order within such calendar year. In each Forecasted Purchase Plan, Spectrum shall indicate the orders that constitute its binding purchase obligations, [***]. Unless the Parties agree otherwise in writing during the period from September 30 to November 15 of a given calendar year, in any case, the Forecasted Purchase Plan for the following calendar year may include no more [***]. For purposes of clarity,

Spectrum may include in the relevant Forecasted Purchase Plan any orders for which Spectrum has already issued Purchase Orders therefor for delivery within the applicable calendar year, each of which will be deemed to constitute a binding purchase obligation for purposes of such Forecasted Purchase Plan, but will not be deemed to be additional committed orders (e.g., if Spectrum places a Purchase Order in July of a particular year for delivery in January of the next year, Spectrum may include such Purchase Order in the Forecasted Purchase Plan for such next year for purposes of completeness with respect to the orders that are to be delivered in such year).
(b)    With respect to the first [***] orders included on any Forecasted Purchase Plan, no written agreement between the Parties is needed to confirm the inclusion of such orders in that Forecasted Purchase Plan, all of which shall be accepted by Hanmi. Hanmi will confirm its receipt of the Forecasted Purchase Plan and its acknowledgement of such Batches in writing to Spectrum (which may be provided via email to the designated Spectrum point of contact) no later than November 15. Hanmi’s failure to confirm receipt will not affect its requirement to accept such Batches in the Forecasted Purchase Plan. Notwithstanding the foregoing, in the event that a change to a later delivery date for any particular order would enable Hanmi to [***], Hanmi may propose such later delivery date and increased Shelf-Life to Spectrum. If accepted by Spectrum, such order shall be deemed to reflect such adjusted delivery date and Shelf-Life (both generally, and for purposes of whether such order, as delivered, is Saleable Product), and shall be memorialized by the Parties in writing.
(c)     With respect to any order in any Forecasted Purchase Plan that are in excess of the foregoing [***] orders, the Parties must mutually agree in writing to confirm the inclusion and details of the inclusion of such excess orders (it being understood that this process will have no impact on the first [***] orders in the subject Forecasted Purchase Plan). The Parties shall discuss and confirm the feasibility of the inclusion of such excess orders in the subject Forecasted Purchase Plan, taking into account manufacturing cycles and schedules, and the Parties will memorialize the results thereof in writing no later than November 15.
(d)    Products ordered and delivered per any Purchase Order shall consist of whole Batches.
(e)    All orders of Product must be formally placed by issuance of a Purchase Order by Spectrum. Purchase Orders that align with the Forecasted Purchase Plan shall be accepted by Hanmi within ten (10) business days of its receipt thereof. Any Purchase Orders that do not align with the Forecasted Purchase Plan are subject to acceptance at Hanmi’s reasonable discretion.
(f)    Each Purchase Order shall be issued at least [***] prior to the date of expected delivery.
2.1.3    Deferred Payment Schedule for the payment of invoices [***]. The Parties hereby agree that the [***] invoices with numbers [***] were, as of April 12, 2023, due for payment from Spectrum to Hanmi in accordance with the payment schedule below. Spectrum hereby agrees to pay Hanmi a total invoice amount of [***] for the shipments of

Product further described in Exhibit A attached hereto and incorporated by reference according to the payment schedule included below. Spectrum shall pay such payments within [***] days of the end of each calendar quarter specified below.

Quarter	Payment Amount (USD)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
2.1.4    Third Party Licensing. [***]
2.2    Performance. Hanmi will diligently perform the Production as provided in the Product Specifications and the Quality Agreement, and deliver the Saleable Product ordered by Spectrum. Hanmi will Produce the Product in accordance with and meeting the Product Requirements. In connection with the foregoing, Hanmi will use commercially reasonable efforts to provide each Batch with the maximum amount of Shelf-Life possible, but in no event less than twenty-four (24) months.
2.3    Reproduction or Reprocessing. If during the Production of any Batch of a Product, any reprocessing or reproduction is permitted and required in order to meet the Product Specifications, Hanmi will conduct such reprocessing in compliance with cGMP and the BLA. Any reprocessing, reproduction, or change which is not covered by cGMP or the BLA must be approved in writing by Spectrum prior to implementation. Hanmi will be responsible for all costs and expenses incurred in connection with any reprocessing or reproduction, unless it is due to a change to the Product Specifications requested or ordered by Spectrum or FDA or any other Regulatory Authority in the Spectrum Territory in writing.
2.4    Capacity and Delivery.
2.4.1    Hanmi Capacity. Hanmi will maintain sufficient capacity to Supply no less than the amounts described herein during the Term of this Agreement unless otherwise agreed by the Parties.
2.4.2    Delivery. Hanmi will ship the Products using such carriers as Spectrum may designate in the Purchase Orders or otherwise in writing to Hanmi. The Products supplied hereunder will be suitably packed for shipment and labeled for shipment to the address specified in Spectrum’s order. All shipments shall be E.X.W. Hanmi Facility (lncoterms 2020), at which point, all title to. and risk of loss of, the Products shall pass to Spectrum or its designee. All freight, insurance and other shipping expenses from the E.X.W. point shall be paid by Spectrum.

2.4.3    Timely Delivery. Hanmi agrees that time is of the essence with respect to the Delivery Dates set forth in Purchase Orders. Hanmi will use best efforts to meet all Delivery Dates set forth in valid Purchase Orders. Such efforts may include but not necessarily be limited to: (i) authorizing needed overtime (including weekend and holiday work) for its employees, (ii) adding additional staffing, (iii) adding additional shills, (iv) scheduling Spectrum work in slots not then committed to other customers, and (v) contacting other customers to inquire as to their flexibility to postpone usage of their production slot. Hanmi will promptly notify Spectrum with full details of any anticipated delay in delivery of Products beyond the Delivery Date set forth in any Purchase Order. If any delay is outside of the reasonable control of Hanmi and is unrelated to Hanmi’s negligent act or omission or due to Hanmi’s third party contractors or suppliers, then Hanmi and Spectrum shall agree to a reasonable apportionment between the Parties for the incremental cost (with no mark-up) of any additional efforts needed to deliver Products in a timely manner. Subject to any rights of Spectrum set forth in this Agreement, if Hanmi cannot meet the Delivery Date for Products set forth in a Purchase Order despite using the efforts contemplated, the Parties will meet and attempt to agree on a reasonable timeline for delivery of the Products.
2.5    Supply Deficiencies.
2.5.1    Supply Deficiency.    If there is a Supply Deficiency, Hanmi will immediately notify Spectrum and will fulfill Spectrum’s Purchase Orders under this Agreement (a) no less favorably than that of any other client or the Products Produced for Hanmi’s internal use, (b) [***], and (c) cooperate with Spectrum in taking all actions that are reasonably necessary in order to remedy the Supply Deficiency. In addition, the Parties agree to discuss a resolution to the Supply Deficiency and, if a resolution reasonably satisfactory to Spectrum cannot be reached following a [***] cure period, then Spectrum will have the right to:
2.5.1.1    cancel, maintain or decrease any outstanding Purchase Order that is beyond the portion of the order that Hanmi was able to timely produce, without any liability to Hanmi; or
2.5.1.2    require Hanmi, at its expense and risk, to deliver to Spectrum’s designee all Components; or
2.5.1.3    negotiate with Hanmi in further detail a possible remedy plan for the supply deficiency.
Should the Parties fail to reach a resolution under any provision above, said dispute shall be resolved per the dispute resolution process stipulated under Section 10.4 of this Agreement.
2.6    Changes to Production and Product Specifications. Hanmi agrees not to make any changes to Production or Product Specifications outside of those previously agreed with the Regulatory Authorities and Spectrum. In case Hanmi desires to implement any such changes to Production and/or Product Specifications (including [***]), Hanmi shall inform Spectrum in writing of such changes and provide all relevant data and rationale for the proposed changes. If Spectrum desires to implement any such changes, Spectrum will inform Hanmi in writing of such changes, after which Hanmi will analyze the subject changes and provide Spectrum with all relevant data and requirements that such changes would require. Spectrum will be given sufficient time to review the proposed changes and the data and rationale for such changes and, if Spectrum agrees with such changes, to seek approval of Regulatory Authorities, if required. Written approval from Spectrum shall be required for changes to Production and/or Product Specifications prior to the Production of Products. All expenses related to such changes requested by Hanmi shall be borne solely by Hanmi. All expenses related to such changes requested by Spectrum shall be borne solely by Spectrum. For the avoidance of doubt, no changes to the Production or Product Specifications which would result in a change to the then-current Product purchase price will be made without Spectrum’s prior written consent.
2.6.1    Regulatory Changes. If facility, equipment, process or system changes that are primarily attributable to the Production of Products are required of Hanmi as a result of requirements of the FDA or any other Regulatory Authority, and such regulatory changes apply primarily to the Production and supply of the Products, then Spectrum and Hanmi will review such requirements and agree in writing to the specific scope of such regulatory changes, while making every effort to avoid disruption of Product supply to Spectrum. If regulatory changes are attributable solely to the Production efforts owned and controlled by Hanmi, expenses related to such changes shall be borne solely by Hanmi. For all other regulatory changes, including regulatory changes that are attributable solely to decisions made by Spectrum or FDA or any other Regulatory Authority in the Spectrum Territory, expenses related to such changes shall be borne solely by Spectrum.
2.7    Audit. Once per [***] and upon [***] days’ prior written notice, Spectrum and each of its Sub-licensees will have the right to conduct an audit of that portion of the Facility used in the Production during normal business hours at the auditing party’s sole cost and expense; provided, that in the event the auditing party has identified any substantive, material quality issue involved with the Production of the Product, then the auditing party will be entitled to such reasonable number of additional follow-up audits as may be needed to confirm that the issue has been resolved. Spectrum will use reasonable efforts to conduct the annual audit jointly with its Sub-licensee(s). To the extent an annual audit is separately requested by a Sub-licensee, Spectrum will have the right to be present at such audit without affecting its right separately request an annual audit. The form, participants and procedures of the audit will be determined by the auditing party, and disclosed to Hanmi at least [***] prior to the start of the audit. When conducting an audit, each of the auditing party’s representatives will (a) be subject to a nondisclosure obligation at least as restrictive as the obligations contained in Article 7; (b) follow such security and Facility access procedures as reasonably designated by Hanmi; and (c) use reasonable best efforts to avoid disrupting Hanmi’s operations. Hanmi will take appropriate actions to correct any deficiencies identified by such audit, taking into account any reasonable suggestions made by the auditing party. In addition to an audit by Spectrum, its Sub-licensees and affiliated companies, Hanmi agrees to reasonably cooperate with applicable Regulatory Authorities and will permit reasonable Product-specific inspections by such Regulatory Authorities.

2.8    Recall. If Spectrum is required to recall any Product because such Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency, or the Product Specifications, or in the event that Spectrum wishes to institute a voluntary recall, then Spectrum shall first discuss such recall with Hanmi and will be responsible for coordinating such recall. Spectrum promptly will notify Hanmi if any Product is the subject of a recall and Hanmi will cooperate with Spectrum in connection with any recall. Spectrum will generally be responsible for all of the costs and responsible for the expenses of such recall if the cause of such recall is not attributable to any action taken by Hanmi; but Hanmi will be responsible for recall, product withdrawal or field correction costs and expenses, to the extent caused by the negligence or intentional acts of Hanmi or by Hanmi’s breach of its obligations, covenants and warranties under this Agreement, such as delivery by Hanmi of Nonconforming Product. In the event the responsible Party for the cause of a recall cannot be determined or both parties are responsible, Spectrum and Hanmi shall share the costs and expenses equally; provided, that if the proportional responsibility of each Party can be determined, then the Parties shall share the costs and expenses in proportion to their responsibility.
2.9    Product Testing.
2.9.1    Product Testing. Hanmi will test, or cause to be tested by third party testing facilities agreed upon in writing by Spectrum and Hanmi and audited by Hanmi, in accordance with Testing Standards and Procedures, each Batch of a Product Produced pursuant to this Agreement before delivery to Spectrum. Hanmi agrees that all the Products shall be tested and released into inventory within [***] of the end of Production. Concurrently with each shipment of the Products, Hanmi shall deliver to Spectrum the Released Executed Bach Records with all attachments including, without limitation, the Certificate of Analysis and Certificate of Compliance for each Batch of the Product included in the shipment confirming that the Product has been Produced in accordance with this Agreement. Hanmi further agrees to maintain a stability program sufficient to meet the Shelf Life Specifications and BLA requirements.
2.9.2    Testing. At Spectrum’s cost and expense. Spectrum or a party selected by Spectrum, may perform all testing required to be performed on Batches of Products delivered by Hanmi.
2.10    Alternative Supplier. The relationship between the Parties shall be non-exclusive and Spectrum shall have the right to qualify and use alternative suppliers of the Product. Spectrum agrees to qualify any alternative suppliers at its own expense and employ its own subject matter experts. Upon Hanmi’s technology transfer to the third party supplier requested by Spectrum, said third party supplier shall use Hanmi’s technology so transferred for the sole and exclusive purpose of supplying Spectrum with the manufacturing services for Product and Spectrum shall ensure that any agreements with such suppliers include language to this effect. For avoidance of doubt, Hanmi will not be required to perform any technology transfer activities at an alternative supplier site that relates to the LAPS carrier and the master cell banks. In any case, Spectrum covenants to maintain any and all information pertaining to the manufacturing price as well as the master cell banks strictly confidential and to impose at least the same level of confidentiality obligation upon Spectrum’s third party supplier(s). Spectrum shall be fully liable for any action and/or omission by an alternative third party supplier engaged by Spectrum. Notwithstanding the foregoing, Spectrum shall consider using Hanmi as its preferred supplier of the Product and/or LAPS carrier, under a separate agreement containing such terms and conditions as may be mutually agreed by the Parties.
3.    Nonconforming Product.
3.1    Product Conformity. Within [***] from the date of delivery of both the Product and the Released Executed Batch Record to Spectrum, Spectrum will determine, based on agreed release testing procedures, whether such Product conforms to Product Specifications and the Master Batch Record (collectively the “Product Requirements”). If Spectrum establishes that any shipment of a Product does not conform to the Product Requirements (“Nonconforming Product”), then Spectrum will give Hanmi written notice thereof as soon as practicable but in no event later than [***] from the date of delivery of both the Product and the Released Executed Batch Record and will, unless otherwise directed by Hanmi, return only the Nonconforming Product for further testing by Hanmi. Failure to provide such written notice prior to the end of the [***] period will indicate that Spectrum has accepted the Product solely as having passed its ordinary course testing, but such acceptance will not waive Spectrum’s rights under this Article 3 with respect to latent defects (i.e. Nonconforming Product, the nonconforming nature of which is not discoverable within that [***] period) in Product or constitute a waiver of any rights Spectrum may have based on Hanmi’s warranties hereunder. Hanmi will use its best efforts to replace all rejected Product as soon as practicable, pending a determination as to whether the Product in question was rightfully rejected. If, after conducting its own testing, Hanmi agrees, or it is determined pursuant to Section 3.2, that the returned Product fails to meet Product Requirements and, to the extent that such failure is not due (in whole or in part) to acts or omissions attributable to Spectrum or any third party prior to or after delivery of such Product, the provisions of Section 3.3 will apply. If it is determined that the Product at issue meets the Product Requirements, then Spectrum shall be responsible for all costs and expenses incurred by Hanmi in relation to the testing conducted by Hanmi.
3.2    Disputes. If there is any dispute concerning whether the Product meets the Product Requirements and/or the reasons therefor, the Parties will designate an independent laboratory to determine whether or not the Product at issue meets the applicable Product Requirements. The decision of such independent laboratory will be in writing and will be binding on both Hanmi and Spectrum. The costs of such independent laboratory will be borne by the Parties equally; provided, that the Party that is determined to be incorrect in the dispute will be responsible for all such costs and will indemnify the prevailing Party for its share of the costs incurred.
3.3    Nonconforming Product. In the event the Product is determined to be Nonconforming Product (whether by agreement of Hanmi pursuant to Section 3.1 or by an independent laboratory pursuant to Section 3.2), all remaining available Nonconforming Product will be either returned to Hanmi or destroyed, at Hanmi’s option and cost, and Hanmi will promptly replace such Nonconforming Product at its own cost and expense and will use commercially reasonable efforts to replace such Nonconforming Product in a reasonable time; provided, however, if the nonconformity is not directly or indirectly due to any action or inaction of Hanmi, then the cost for replacement shall be Spectrum’s responsibility.
4.    Price and Payment.
4.1    Product Price. Hanmi will invoice Spectrum for the applicable purchase price upon shipment of each released Batch of a Product, which shall be payable within [***] days of the receipt of the applicable shipment by Spectrum. Prices for the Products set forth herein are inclusive of all costs associated with Hanmi’s Production, acquiring Components, testing and analysis, storage and shipment and no additional charges or costs of any kind will be payable by Spectrum, unless specifically agreed to by Spectrum in writing in advance of the charge or cost being incurred by Hanmi.
4.2    Payment Terms. Unless otherwise indicated in writing by Hanmi, all Price(s) are exclusive of any applicable taxes, levies, import duties and fees of whatever nature imposed by or under the authority of any government or public authority, all of which will be paid by Spectrum (other than taxes on Hanmi’s net income). Undisputed invoices that remain unpaid beyond the scheduled payment due date will be subject to an interest charge equal to one percent (1.0%) per month, calculated from the scheduled payment due date forward; provided, that in no event will such annual rate exceed the maximum interest rate permitted by applicable law in regard to such payments. Such payments when made will be accompanied by all interest so accrued.
5.    Representations and Warranties.
5.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
5.1.1    Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;
5.1.2    Such Party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
5.1.3    This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;
5.1.4    All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;

5.1.5    The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws or regulations and (ii) do not conflict with, or constitute a default under, any contractual obligation of such Party; and
5.1.6    It does not and will not employ. contract with or retain any person directly or indirectly to perform any of its obligations relating to this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations or standards of any other jurisdiction. Upon written request of a Party, the other Party will, within ten (10) business days, provide written confirmation that it has complied with the foregoing obligation. Each Party agrees to promptly disclose in writing to the other Party if any employee or agent is debarred, or if any action or investigation is pending or, to the best of its knowledge, threatened, relating to the debarment of it or any person performing services related to this Agreement.
5.2    Representations and Warranties of Hanmi.
5.2.1    Hanmi represents, warrants and covenants that (a) the Production will be performed in accordance with Section 2.3; and (b) the Products when made available at Hanmi’s shipping docks will (i) meet the Product Specifications; (ii) be free from defects in material and workmanship, (iii) have been Produced, stored and transported in accordance with cGMPs and Applicable Laws, (iv) not be adulterated or misbranded, (v) be free of all liens. security interests. and other claims of any nature created by Hanmi, with good title passing to Spectrum upon delivery at Spectrum’s facility, and that the labels, if applicable, obtained by Hanmi will conform to the label copy provided and approved by Spectrum.
5.2.2     DISCLAIMER. HANMI’S EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF. AND HANMI HEREBY DISCLAIMS. ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER ORAL OR WRITTEN. EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS (HOWEVER FOR THE AVOIDANCE OF DOUBT, THIS SECTION 5.2.2 DOES NOT NEGATE SECTION 7.2 OF THE LICENSE AGREEMENT).
6.    Indemnification; Limitation of Liability; Waiver of Subrogation.
6.1    Spectrum Indemnified by Hanmi. Hanmi shall indemnify and hold Spectrum harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including reasonable attorneys’ fees) (any or all of the foregoing herein referred to as a “Loss”) insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Original Effective Date, arises out of or is based upon (a) any misrepresentation or breach by Hanmi of any of its representations, warranties, covenants or obligations under this Agreement; or (b) any claims that the Products, or the use thereof by Spectrum under this Agreement infringes a patent. trademark or proprietary right of a third party; or (c) the gross negligence, willful misconduct or violation of Applicable Laws by Hanmi, its Affiliates, licensors, contractors, distributors or their respective officers, directors, employees. consultants or authorized agents.
6.2    Hanmi Indemnified by Spectrum. Spectrum shall indemnify and hold harmless Hanmi from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Original Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Spectrum in this Agreement or (b) the gross negligence, willful misconduct or violation of applicable laws by Spectrum. its Affiliates. licensors, contractors, distributors or their respective officers, directors, employees, consultants or authorized agents.
6.3    Indemnification Procedure. If a Party entitled to indemnification under this article (an “Indemnified Party”) makes an indemnification request to the other, the Indemnified Party shall permit the other Party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense: provided, that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes any conditions or obligations on the Indemnified Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall reasonably cooperate with the Indemnifying Party to facilitate defense of any such claim. An Indemnified Party shall at all times have the option to participate in any matter or litigation, including but not limited to participation through counsel of its own selection, if desired, the hiring of such separate counsel being at Indemnified Party’s own expense.
6.4    Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnified Party in connection with enforcement of Sections 6.1 and 6.2 will also be reimbursed by the Indemnifying Party.
6.5    Limitations of Liability. EXCEPT FOR EACH PARTY’S LIABILITY ARISING FROM INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 6, BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 7, OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY, ITS AFFILIATES, LICENSORS, CONTRACTORS, DISTRIBUTORS OR THEIR RESPECTIVE OFFICERS. DIRECTORS, EMPLOYEES. CONSULTANTS OR AUTHORIZED AGENTS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL HAVE ANY LIABILITY ARISING OUT OF, OR OTHERWISE RELATING TO, THIS AGREEMENT, FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, COLLATERAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL. LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, INJURY OR DEATH TO PERSONS OR DAMAGE TO PROPERTY, WHETHER BASED ON BREACH OF CONTRACT, TORT OR ARISING IN

EQUITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
6.6    Limitations an Essential Element of the Agreement. The Parties are willing to enter into this Agreement only in consideration of and in reliance upon the provisions of this Agreement limiting their exposure to loss or liability and committing to production of certain levels of product. Such provisions are an essential part of the bargain underlying this Agreement and have been reflected in the pricing and other consideration specified in this Agreement. Both Parties understand and agree that the exclusion of warranties, limitation of liability and the limitation of remedies allocate risks between the Parties as authorized under Applicable Laws.
7.    Confidentiality. The Parties agree that the provisions of Section 6 of the License Agreement are incorporated herein and shall apply mutatis mutandis to this Agreement.
8.    Term and Termination.
8.1    Term. This Agreement will be effective on the Restatement Effective Date and will continue in effect, on a country-by-country basis, until the expiration or termination of the License Agreement, for any reason, unless earlier terminated in accordance with the terms of this Agreement (the “Term”).
8.2    Termination for Breach.
8.2.1    Generally. In addition to any other termination right set forth in this Agreement, the failure by either Party (the “Defaulting Party”) to comply with any of the Defaulting Party’s material obligations under this Agreement will entitle the other Party (the “Non-Defaulting Party”) to give the Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default. If such default is not cured within thirty (30) days after the receipt of such notice (or, if such default reasonably cannot be cured within such thirty (30) day period or if the Defaulting Party does not commence and diligently continue actions to cure such default during such thirty (30) day period), the Non-Defaulting Party will be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at Applicable Law, in equity or under this Agreement, to terminate this Agreement by giving further notice to the Defaulting Party, to take effect immediately upon delivery thereof. The right of either Party to terminate this Agreement as provided in this Section, will not be affected in any way by its waiver or failure to take action with respect to any previous default.
8.2.2    Exhaustion. No default based on a claimed failure of any Product to conform to the Product Specifications will be the subject of a notice under Section 8.2.1 until and unless all procedures and remedies specified in Article 3 will have first been exhausted. Furthermore, Hanmi’s inability to supply Spectrum the Product due to Force Majeure will not be the subject of a notice under Section 8.2.1. In addition, notwithstanding Section 8.2.1, Hanmi will have [***] to cure a Supply Deficiency in accordance with Section 2.5.1.

8.3    Termination for Insolvency. Subject to any limitations imposed by Applicable Law, either Party will have the right to terminate this Agreement by giving notice to the other Party in the event that:
8.3.1    Such other Party will have: (i) voluntarily commenced any proceeding or filed any petition seeking relief under the bankruptcy, insolvency or other similar laws of any jurisdiction and the same is not withdrawn within [***] days thereafter, (ii) applied for, or consented to, the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for it or for all or substantially all of its property, (iii) filed an answer admitting the material allegations of a petition filed against or in respect of it in any such proceeding, (iv) made a general assignment for the benefit of creditors of all or substantially all of its assets, (v) become unable generally, or admitted in writing its inability, to pay all or substantially all of its debts as they become due, or (vi) taken corporate action for the purpose of effecting any of the foregoing; or
8.3.2     An involuntary proceeding will have been commenced, or any involuntary petition will have been filed in a court of competent jurisdiction seeking: (i) relief in respect of such other Party, or of its property, under the bankruptcy, insolvency or similar laws of any jurisdiction, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conciliator, administrator or similar official for such other Party or for all or substantially all of its property, or (iii) the winding-up or liquidation of such other Party; and, in each case, such proceeding or petition will have continued undismissed for [***] or an order or decree approving or ordering any of the foregoing will have continued unstayed, unappealed and in effect for [***].
8.4    Consequences of Termination. Any termination of the Agreement will not release the Parties from any liabilities and obligations accrued under this Agreement or under any Purchase Order that has been issued and deemed accepted under this Agreement as of the date thereof. In the event of any termination of this Agreement, Hanmi will Produce any Product for which the Purchase Order was accepted prior to termination, and Spectrum shall purchase such Product in accordance with the terms and conditions of this Agreement. Spectrum will honor its purchase of such Product from Hanmi in accordance with the terms of this Agreement.
8.5    Accrued Rights; Surviving Obligations.
8.5.1    Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration will not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.
8.5.2    Surviving Obligations. All of the Parties’ respective rights and obligations under Articles 8 through 12 will survive termination, relinquishment or expiration of this Agreement.

9.    Regulatory.
9.1    Permits. Hanmi will be responsible, at Hanmi’s expense, to obtain and maintain all permits and licenses required for it to carry out its development, Production, testing, storage and delivery obligations hereunder.
9.2    Compliance with CGMPs; Monitoring of Records. Hanmi will monitor and maintain reasonable records respecting its compliance with cGMPs in the manner provided by the Quality Agreement, including the process of establishment and implementation of the operating procedures and the training of personnel as are reasonably necessary to assure such compliance. Hanmi will maintain and keep the Products current with cGMPs and industry practice, including stability program, statistical process controls. etc.
9.3    Regulatory Authority Inspections. Hanmi will permit Regulatory Authorities to inspect and audit its Production facilities and cooperate with Regulatory Authorities in connection with such audit (including, without limitation, any pre-approval inspections), and will provide information and data in a timely manner. Each Party will notify the other within [***] of all contacts with Regulatory Authorities (both written and verbal) related to each Product. Each Party will inform the other of the result of any regulatory inspection, which directly affects the commercialization or Production of the Product, including any notice of inspection, notice of violation or other similar notice received by a Party affecting Production, Facility, testing, storage or handling, or commercialization of the Product. In the event of an inspection by a Regulatory Authority, which directly involves the Product, each Party will be immediately informed of the issuance of the Notice of Inspection (FDA Form 482 or equivalent) and will have the right to be present during any such inspection. In the event that there are inspectional observations (FDA Form 483 or equivalent), each Party will be informed immediately and will have the opportunity to review and provide the other with comments to the other’s response. Each Party will provide its comments to the response of these observations within [***]. The contents of a Party’s response will be determined by such Party in its sole discretion, but such Party will take into consideration any comments provided by the other Party.
9.4    Regulatory Communications and Correspondence. Except as provided in this Agreement, any and all other communications from and to the FDA or other Regulatory Authorities related to the Production of the Product at the Facility will be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Hanmi and Spectrum.
9.5    Regulatory Filings and Maintenance. Hanmi will prepare and maintain all regulatory filings and manufacturing files, certificates, authorizations, data and other records that directly pertain to the Production of the Product, as further set forth in the Quality Agreement or as otherwise agreed in writing by Hanmi and Spectrum.
9.6    Records. Hanmi will maintain the records required by the terms and conditions of the Quality Agreement, or as otherwise agreed to in writing by Hanmi and Spectrum. Hanmi agrees that, in response to any complaint, or in the defense by Spectrum of any litigation, hearing, regulatory proceeding or investigation relating to the manufacture of Product,

Hanmi will use reasonable efforts to make available to Spectrum during normal business hours and upon reasonable prior written notice, such Hanmi employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Spectrum will reimburse Hanmi for all costs and expenses incurred by Hanmi in connection with the performance of Hanmi’s obligations under the immediately preceding sentence.
9.7    Notification. Each Party will promptly notify the other of new regulatory requirements of which it becomes aware, which are relevant to the Production of the Product under this Agreement, and which are required by the FDA, any other applicable Regulatory Authority or other Applicable Laws or governmental regulations, and will confer with each other with respect to the best means to comply with such requirements.
10.    Miscellaneous.
10.1    Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Spectrum may, without the prior consent of Hanmi, assign this Agreement, as well as the Related Agreements, to its Affiliate(s) or to the successor entity in connection with a merger or acquisition, or to an entity acquiring substantially all of the product line or business operations of Spectrum, provided that such successor or acquiring entity will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any purported assignment not in compliance with this Section will be void and of no force or effect.
10.2    Severability. If any item or provision of this Agreement will to any extent be invalid or unenforceable, it will be severed from this Agreement, and the remainder of this Agreement will not be affected thereby, and each term and provision of this Agreement will be valid and will be enforced to the fullest extent permitted by Applicable Law.
10.3    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other will be in writing, delivered personally or by e-mail, facsimile, or express courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the address or in accordance with this Section and (except as otherwise provided in this Agreement) will be effective upon receipt by the addressee (but, if received, in the recipient’s time zone, after 5:00 p.m. on a business day, or anytime on a day that is not a business day, then receipt will be deemed to be at 9:00 a.m. on the next business day).
If to Hanmi:
Hanmi Pharmaceuticals Co., Ltd.
14, Wiryeseong-daero, Songpa-gu
Seoul, 05545, Korea
Attn: Oversea Sales Team

Telephone number: (2) 410-9820
E-Mail: jihyun.lee@hanmi.co.kr

If to Spectrum:
Spectrum Pharmaceuticals, Inc.
100 S. Saunders Rd., Suite 300
Lake Forest, IL 60045
Attn: Legal Department
Telephone number:    (224) 419-7106
E-Mail: AssertioLegal@assertiotx.com
10.4    Disputes; Governing Law and Jurisdiction.
10.4.1     In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a Party of its obligations hereunder, or its construction or its actual or alleged breach, the Parties will try to settle their differences amicably between themselves in negotiations between designated executives of Hanmi and Spectrum. Either Party may provide written notice of a dispute to the other Party, and the designated officers of each Party will thereafter promptly meet to attempt to resolve that dispute.
10.4.2     Any dispute which is not resolved as provided in subsection 10.4.1 above, will be settled by final and binding arbitration before a single arbitrator in Hawaii. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The award rendered thereon by the arbitrator shall be final and binding on the parties thereto, and judgment thereon may be entered in any court of competent jurisdiction. The prevailing Party shall be entitled to recover from the losing Party reasonable attorney’s fees, expenses and costs. In no event will the arbitrator have any right or power to award punitive or exemplary damages.
10.4.3     This Agreement shall be construed and enforced in accordance with the laws of the State of New York, USA, without reference to its choice of law principles. Furthermore, the Parties expressly waive the application of the United Nations Conventions on Contracts for the International Sale of Goods to this Agreement.
10.5    Entire Agreement. This Agreement, together with the Related Agreements, constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any inconsistent terms in any previous discussions, agreements. representations, commitments and writing in respect thereof. No amendment or addition to this Agreement will be effective unless reduced to writing and executed by the authorized representatives of the Parties. In the event of a conflict between the provisions of this Agreement and the provisions of any exhibits or attachments hereto, the provisions of this Agreement will govern. For the avoidance of doubt, except for the rights of assignment in Section 10.1, nothing in this Agreement shall be deemed to amend or otherwise change any terms of the Related Agreements.
10.6    Attempts to Amicably Resolve Disputes.
10.6.1     To avoid litigation and to resolve any conflicts that arise under this Agreement, Hanmi and Spectrum agree that, prior to the commencement of arbitration by either Party, the Parties will engage in executive mediation. Either Party may seek executive mediation by delivering a written request for such mediation to the other. Delivery of such request may be made by hand, by facsimile transmission or by electronic mail. The request will be addressed to the following individuals:
Hanmi: Dr. Jae-Hyun Park, President and CEO
Spectrum: Brendan O’Grady, Chief Executive Officer
10.6.2     Within [***] days of the delivery of such request, each Party will appoint a company executive to meet with the other Party’s company executive for the purpose of resolving the dispute. No later than [***] days of their appointment, the two executives will meet to consider the dispute. They may request such information as either deems necessary and may meet jointly or separately with party representatives involved in the dispute. The two appointed executives will use good faith efforts to reach a resolution of the dispute.
10.6.3     If a resolution is reached, it will be reduced to writing and will be final and binding on the Parties.
10.6.4     If the two executives cannot reach agreement within [***] days of their initial meeting. unless the two executives agree to additional review time, either Party may thereafter pursue any remedy at law or in equity.
10.7    Specific Performance. The rights of the Parties under this Agreement are unique and, accordingly, the Parties shall, in addition to such other remedies as may be available to any of them under Applicable Law or in equity, have the right to seek to enforce their rights under this Agreement by actions for specific performance to the extent permitted by law and without any requirement to post bond.
10.8    Waiver. No waiver of any rights will be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.
10.9    Independent Contractors. Hanmi and Spectrum each acknowledge that they will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Hanmi nor Spectrum will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior consent of the other Party to do so.

10.10     Affiliate(s). Any licenses granted under this Agreement by Spectrum will be deemed to be granted both to Hanmi and Hanmi’s Affiliate(s). Hanmi will cause its Affiliate(s) to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, its Affiliate(s), as though its Affiliates were expressly named as joint obligors hereunder.
10.11     Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures (including those on PDF) will have the same force and effect as original signatures.
10.12     Subcontracting. Hanmi may subcontract certain obligations hereunder if the same is approved in writing in advance by Spectrum and provided each such subcontractor agrees to be bound by obligations not less onerous than those set forth herein. Notwithstanding the preceding sentence, Hanmi will remain wholly responsible for executing and monitoring the work performed by such subcontractors pursuant to the terms of this Agreement.
10.13     Force Majeure. Neither Party will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure Event. In the event of a Force Majeure Event, the Party affected thereby will use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. If a Force Majeure Event continues and causes a Party to delay its performance of its obligations for more than [***], then the other Party will have the right upon written notice to terminate this Agreement without any liability to the other Party.
10.14     Quality Agreement. The safety, quality control, and quality assurance aspects relating to the Products will be pursuant to the Quality Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Quality Agreement, the provisions of the Quality Agreement will govern.
10.15     License Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreement, the provisions of this Agreement will govern.
10.16    Amendment and Restatement of Original Agreement. This Agreement amends, restates and supersedes the Original Agreement, as of the Restatement Effective Date. Nothing contained in this Section 10.16 shall limit either Party’s ability to enforce any right or cause of action accruing under the Original Agreement prior to the date hereof.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Restatement Effective Date.
HANMI PHARMACEUTICAL CO., LTD.        SPECTRUM PHARMACEUTICALS, INC.
By:    /s/ Jaehyun Park                By:    /s/ Brendan P. O’Grady
Name:    Jaehyun Park                    Name:    Brendan P. O’Grady
Title:    CEO                        Title:    CEO
Date:    September 29, 2025                Date:    September 25, 2025